Exhibit 99.1

Planar Announces Fiscal First Quarter 2011 Financial Results

Company reports positive EBITDA in the first fiscal quarter and projects year on year and sequential revenue growth in the second quarter of fiscal 2011

BEAVERTON, Ore. – February 3, 2011 – Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in specialty display solutions, recorded sales of $41.8 million and GAAP loss per share of $0.07 in its first fiscal quarter ended December 31, 2010. On a Non-GAAP basis (see reconciliation table), loss per share was $0.01 in the first quarter of fiscal 2011.

“I am pleased with our financial results this quarter as revenue came in within our guidance range and we were able to exceed our income expectations,” said Gerry Perkel, Planar’s President and Chief Executive Officer. “Looking forward, we are especially excited about the opportunities that exist in the digital signage market. We have seen applications for our signage displays expand to include sports arenas, universities, museums, airports, outdoor digital menu boards, and multiple retail locations.”

SUMMARY OF KEY FINANCIAL INFORMATION

The following information summarizes some key financial measures for the Company at the end of the first quarter of fiscal 2011:

•	Tangible Net Worth of $61.1 million, representing a tangible book value of approximately $3.18 per share outstanding for the first quarter

•	Cash on hand totaled $31.9 million

•	Non-GAAP EBITDA of $0.3 million for the first quarter

•	Net working capital totaled $56.6 million

•	DSO of 43 days for the first quarter

•	Current Ratio of 2.5 times

FIRST QUARTER FISCAL 2011 RESULTS

The Company’s total sales for the first quarter of fiscal 2011 decreased 3 percent compared with the same period a year ago. The decrease was primarily driven by lower sales of high-end home products as well as declines in sales of some end-of-life business projectors and network desktop monitors. This decrease was partially offset by improved sales of the Company’s digital signage products, including the Clarity MatrixTM LCD video wall system, a large-format indoor signage offering as well as touch displays. Sales of digital signage products represented 14 percent of total sales for the quarter and grew 13 percent compared to the first quarter of 2010.

The Company’s consolidated gross margins (on a Non-GAAP basis) were 28.0 percent in the first quarter of 2011 up from 23.2 percent compared with the first quarter of 2010 (see reconciliation table). The increase in gross margin, as a percent of sales, from the previous year was primarily due to a more favorable product mix, including increased sales of higher margin digital signage products, offset by decreases in lower margin home and commercial displays. In addition, continued reductions in the Company’s overall production labor and overhead spending contributed to the improved gross margin percentage. Total operating expenses (on a Non-GAAP basis) for the first quarter of 2011 increased approximately $0.6 million to $12.0 million compared with the same quarter a year ago, with increases in research and development (R&D) and sales and marketing being partially offset by lower spending in general and administrative areas (see reconciliation table). Higher levels of spending in R&D and sales and marketing resulted primarily from increases in investments focused at opportunities to grow future revenue.

BUSINESS OUTLOOK

Looking forward, the Company believes that it can derive increased revenues related to a number of opportunities, including those in the growing digital signage market. The Company has seen strong demand and adoption of its Matrix LCD video wall solution and is pursuing a number of other indoor and outdoor custom signage opportunities. As the Company looks to continue to increase revenues moving forward, success in the digital signage market will be a key element to driving revenue growth and increasing product margins.

For the second quarter of fiscal 2011, the Company currently anticipates revenue in the range of $43-45 million, which would represent 11 percent year-on-year growth at the mid-point of the range, and Non-GAAP income between $0.00 and $0.02 per share. For fiscal year 2011, the Company expects to see some continued seasonality to revenue, with slightly more of the total annual revenue coming in the second half of the fiscal year. In addition, the Company currently expects to be profitable, on a Non-GAAP basis, for fiscal 2011 as well as generate positive EBITDA in each quarter during the fiscal year.

Results of operations and the business outlook will be discussed in a conference call today, February 3, 2011, beginning at 2:00 PM Pacific Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay until March 3, 2011. The Company intends to post on its Web site a transcript of the prepared management commentary from the conference call shortly after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc (NASDAQ:PLNR) is a global leader of specialty display technology providing solutions for the world’s most demanding environments. Hospitals, space and military programs, utility and transportation hubs, retailers, banks, government agencies, businesses, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners, and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Planar’s business operations and prospects, including statements relating to the Company’s expected levels of revenue, EBITDA, and Non-GAAP income for the second quarter of fiscal 2011 and fiscal 2011 and the other statements made under the heading “Business Outlook,”. These statements are made pursuant to the safe harbor provisions of the federal securities laws. These and other forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: poor or further weakened domestic and international business and economic conditions; changes or continued reductions in the demand for products in the various display markets served by the Company; any delay in the timing of customer orders or the Company’s ability to ship product upon receipt of a customer order; the extent and timing of any additional expenditures by the Company to address business growth opportunities; any inability to reduce costs or to do so quickly enough, in either case, in response to reductions in revenue; adverse impacts on the Company or its operations relating to or arising from any inability to fund desired expenditures, including due to difficulties in obtaining necessary financing; changes in the flat-panel monitor industry; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or the ability to keep pace with technological changes; technological advances; shortages of manufacturing capacity from the Company’s third-party manufacturing partners or other interruptions in the supply of components the Company incorporates in its finished goods; future production variables resulting in excess inventory and other risk factors listed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (SEC). The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

MEDIA CONTACTS: Pippa Edelen Planar Systems, Inc. 503.748.5868 pippa.edelen@planar.com	INVESTOR CONTACTS: Ryan Gray Planar Systems, Inc. 503.748.8911 ryan.gray@planar.com

Note Regarding the Use of Non-GAAP Financial Measures:

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s earnings release contains Non-GAAP financial measures that exclude share-based compensation and the requirements of Topic 718 of the FASB Accounting Standards CodificationTM, “Compensation-Stock Compensation”. The Non-GAAP financial measures also exclude impairment and restructuring charges, the amortization of intangible assets related to previous acquisitions, various tax charges including the valuation allowance against deferred tax assets, the gain or loss on foreign currency due to the non-cash nature of the charge, and various other adjustments. The Non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the Non-GAAP financial measures to the most directly comparable GAAP financial measures.

Planar Systems, Inc.

Consolidated Statement of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended
	Dec. 31, 2010	Dec. 25, 2009
Sales	$41,763	$43,004
Cost of Sales	30,105	33,112

Gross Profit	11,658	9,892

Operating Expenses:
Research and development, net	2,764	2,304
Sales and marketing	5,495	5,223
General and administrative	4,228	4,375
Amortization of intangible assets	512	622
Impairment and restructuring charges	—	3,388

Total Operating Expenses	12,999	15,912

Loss from operations	(1,341)	(6,020)

Non-operating income (expense):
Interest, net	(2)	(5)
Foreign exchange, net	72	481
Other, net	68	(46)

Net non-operating income	138	430

Loss before taxes	(1,203)	(5,590)
Provision (benefit) for income taxes	100	(2,874)

Net Loss	$(1,303)	$(2,716)

Net Loss per share - basic	($0.07)	($0.15)
Weighted average shares outstanding - basic	19,226	18,690

Net Loss per share - diluted	($0.07)	($0.15)
Weighted average shares outstanding - diluted	19,226	18,690

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

(unaudited)

	Dec. 31, 2010	Sept. 24, 2010
ASSETS
Cash	$31,858	$31,709
Accounts receivable, net	19,592	27,010
Inventories	36,885	33,397
Other current assets	5,362	3,924

Total current assets	93,697	96,040

Property, plant and equipment, net	4,716	5,347
Intangible assets, net	2,741	3,253
Other assets	4,200	3,794

	$105,354	$108,434

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	16,566	16,130
Current portion of capital leases	—	4
Deferred revenue	1,538	1,611
Other current liabilities	19,030	21,207

Total current liabilities	37,134	38,952

Other long-term liabilities	4,352	4,106

Total liabilities	41,486	43,058

Common stock	180,813	180,289
Retained earnings (deficit)	(114,318)	(112,886)
Accumulated other comprehensive loss	(2,627)	(2,027)

Total shareholders’ equity	63,868	65,376

	$105,354	$108,434

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	For the three months ended
	Dec. 31, 2010	Dec. 25, 2009
Gross Profit:
GAAP Gross Profit	11,658	9,892

Share-based Compensation	17	76

Total Non-GAAP adjustments	17	76

NON-GAAP GROSS PROFIT	11,675	9,968

NON-GAAP GROSS PROFIT PERCENTAGE	28.0%	23.2%

Research and Development:
GAAP research and development expense	2,764	2,304

Share-based Compensation	(51)	(72)

Total Non-GAAP adjustments	(51)	(72)

NON-GAAP RESEARCH AND DEVELOPMENT EXPENSE	2,713	2,232

Sales and Marketing:
GAAP sales and marketing expense	5,495	5,223

Share-based Compensation	(119)	(163)

Total Non-GAAP adjustments	(119)	(163)

NON-GAAP SALES AND MARKETING EXPENSE	5,376	5,060

General and Administrative:
GAAP General and Administrative Expense	4,228	4,375
Share-based Compensation	(277)	(191)

Total Non-GAAP adjustments	(277)	(191)

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE	3,951	4,184

Operating Expenses:
GAAP Total Operating Expenses	12,999	15,912
Share-based Compensation	(447)	(426)
Amortization of intangible assets	(512)	(622)
Impairment and restructuring charges	—	(3,388)

Total Non-GAAP adjustments	(959)	(4,436)

NON-GAAP TOTAL OPERATING EXPENSES	12,040	11,476

Reconciliation of GAAP to Non-GAAP Financial Measures Continued

(In thousands, unaudited)

	For the three months ended
	Dec. 31, 2010	Dec. 25, 2009
Income (Loss) from Operations:
GAAP loss from operations	(1,341)	(6,020)

Share-based Compensation	464	502
Amortization of intangible assets	512	622
Impairment and restructuring charges	—	3,388

Total Non-GAAP adjustments	976	4,512

NON-GAAP INCOME (LOSS) FROM OPERATIONS	(365)	(1,508)

Income (Loss) before taxes & EBITDA:
GAAP loss before taxes	(1,203)	(5,590)

Share-based Compensation	464	502
Amortization of intangible assets	512	622
Impairment and restructuring charges	—	3,388
Foreign Exchange, net	(72)	(481)

Total Non-GAAP adjustments	904	4,031

NON-GAAP INCOME (LOSS) BEFORE TAXES	(299)	(1,559)

Depreciation	553	856

NON-GAAP EBITDA	254	(703)

Net Income (Loss):
GAAP Net Loss	(1,303)	(2,716)

Share-based Compensation	464	502
Amortization of intangible assets	512	622
Impairment and restructuring charges	—	3,388
Foreign Exchange, net	(72)	(481)
Income tax effect of reconciling items	212	(2,289)

Total Non-GAAP adjustments	1,116	1,742

NON-GAAP NET INCOME (LOSS)	(187)	(974)

GAAP weighted average shares outstanding—basic	19,226	18,690
GAAP weighted average shares outstanding—diluted	19,226	18,690

GAAP Net Loss per share - basic	($0.07)	($0.15)
Non-GAAP adjustments detailed above	0.06	0.10
NON-GAAP NET INCOME (LOSS) PER SHARE (basic)	($0.01)	($0.05)

GAAP Net Loss per share - diluted	($0.07)	($0.15)
Non-GAAP adjustments detailed above	0.06	0.10
NON-GAAP NET INCOME (LOSS) PER SHARE (diluted)	($0.01)	($0.05)